Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD,72EE, 73, 74U and 74V correctly, the correct answers are as follows...


	A	C	H
72DD)
1	n/a	n/a	n/a
2	n/a	n/a	n/a
72EE)
1	n/a	n/a	n/a
2	n/a	n/a	n/a
73A)
1	n/a	n/a	n/a
2	n/a	n/a	n/a
73B)
1	n/a	n/a	n/a
2	n/a	n/a	n/a
74U)
1	19760	7635	46481
2	119	2	272
74V)
1	$26.87	$26.40 	26.87
2	25.25	25.25	25.25